Filed Pursuant to Rule 433

Registration No. 333-157637-01

PRICING TERM SHEET

November 10, 2011

$300,000,000

3.50% Notes due November 15, 2021

Issuer:	Baltimore Gas and Electric Company

Designation:	3.50% Notes due November 15, 2021

Legal Format:	SEC Registered

Principal Amount:	$300,000,000

Denominations:	$1,000 and integral multiples thereof

Maturity:	November 15, 2021

Coupon:	3.50%

Coupon Payment Dates:	Semi-annually on May 15 and November 15 of each year, beginning May 15, 2012

Price to Public:	99.449% of principal amount

Yield to Maturity:	3.566%

Benchmark Treasury Price and Yield:	100-16+; 2.066%

Spread to Benchmark Treasury Yield:	150 basis points

Benchmark Treasury:	UST 2.125% due August 15, 2021

Trade Date:	November 10, 2011

Settlement Date:	November 16, 2011

Redemption:	Make-whole redemption at any time prior to August 15, 2021 at T+25 basis points and, thereafter, at par

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc. RBS Securities Inc. Scotia Capital (USA) Inc.

Co-Managers:	U.S. Bancorp Investments, Inc. BNP Paribas Securities Corp. TD Securities (USA) LLC

CUSIP / ISIN Number:	059165 ED8 / US059165ED81

Expected Security Ratings(1):	S&P: BBB+ (stable outlook) Moody’s: Baa2 (positive outlook) Fitch: BBB+ (stable outlook)

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, you can request a copy of the prospectus for the offering by calling (i) Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, (ii) RBS Securities Inc. toll-free at 1-866-884-2071 or (iii) Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.